Exhibit 99.26
Execution Copy

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 3, 2010, by and among UniStar Nuclear Energy, LLC, a Delaware limited liability company (“UNE”), Constellation New Nuclear, LLC (“CNN”), a Delaware limited liability company, EDF Inc. (f/k/a EDF Development Inc.), a Delaware corporation (“EDF”), E.D.F. International S.A., a French société anonyme (solely for purposes of Section 4.2) (“EDFI”, and, together with EDF, the “EDF Parties”), Constellation Energy Nuclear Group, LLC, a Maryland limited liability company (“CENG”) (solely for purposes of Section 2.4, Article III and Section 4.2), and Constellation Energy Group, Inc., a Maryland corporation (solely for purposes of Section 2.3, Article III and Section 4.2) (“CEG”).  Each of UNE, CNN, EDF, CENG and CEG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”, and CEG, CENG and CNN are collectively referred to herein as the “CEG Parties”.

W I T N E S S E T H :

WHEREAS, CNN owns all right, title and interest in 1,000 membership units of UNE, which constitute 50% of the issued and outstanding limited liability company interests of UNE (the “Membership Interests”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, EDF desires to purchase from CNN, and CNN desires to sell to EDF, all of the Membership Interests for the consideration described herein;

WHEREAS, CNN and EDF are parties to that certain Amended and Restated Operating Agreement of UNE, dated as of November 6, 2009 (the “Operating Agreement”);

WHEREAS, CEG owns the trademarks set forth on Exhibit A attached hereto (the “IP” and together with the Membership Interests, the “Transferred Interests”) associated with UNE; and

WHEREAS, CEG and EDF have agreed to cause CENG to transfer the NMP-3 Site and the Ginna-2 Site (each as defined in Section 3.1(b) below, and collectively, the “Transferred Sites”) to EDF.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of Transferred Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Transferred Interest Closing (as defined in Section 1.3 below) and upon payment of the Purchase Price by EDF in accordance with Section 1.2 below, CEG shall, with respect to the IP, and CNN shall, with respect to the Membership Interests, sell, transfer and assign to EDF, free and clear of all Liens (as defined in Section 4.1 below), other than Permitted Liens with respect solely to the IP, all of the Transferred Interests.  The Parties agree that the purchase and sale of the Membership Interests shall be deemed to comply with the terms and conditions of Article IX of the Operating Agreement.

Section 1.2 Purchase Price.  In consideration of the sale, assignment, conveyance, transfer and delivery of the Transferred Interests and any and all other transactions contemplated hereby, EDF shall pay to CNN, by wire transfer of immediately available funds, an amount equal to the sum of one hundred forty million United States dollars (US$140,000,000) (the “Purchase Price”).

Section 1.3 The Transferred Interest Closing; Deliveries

(a) The closing of the purchase and sale of the Transferred Interests hereunder and (except as otherwise provided herein) any and all other transactions contemplated hereby (the “Transferred Interest Closing”) shall occur concurrently with the execution of this Agreement, at the office of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, District of Columbia 20005, unless another location is agreed in writing by the Parties.  The date and time at which the Transferred Interest Closing actually occurs is hereinafter referred to as the “Transferred Interest Closing Date.”  The Transferred Interest Closing shall be deemed effective at 11:59 p.m. (Washington, DC time) on the Transferred Interest Closing Date.

(b) At the Transferred Interest Closing, each Party shall deliver the following (or cause the same to be delivered) to each other Party:

(i) a duly and validly executed copy of the Allocated Services Agreement Amendment (as defined in Section 4.1 below);

(ii) a duly and validly executed copy of the Direct Charged Services Agreement Amendment (as defined in Section 4.1 below);

(iii) a duly and validly executed copy of the Administrative Services Agreement Amendment (as defined in Section 4.1 below); and

(iv) a duly and validly executed copy of the Secondment Agreement Amendment (as defined in Section 4.1 below).

(c) At the Transferred Interest Closing, CEG shall deliver to EDF a duly and validly executed copy of the IP Transfer Agreement (as defined in Section 4.1 below).

(d) At the Transferred Interest Closing, CNN shall deliver the following  to EDF (or cause the same to be delivered):

(i) a duly and validly executed copy of the Assignment and Assumption Agreement (as defined in Section 4.1 below);

(ii) written resignations effective as of the Transferred Interest Closing Date of each of UNE’s directors, officers or other Persons (as defined in Section 4.1 below) performing similar functions but of a different title, who were nominated or appointed by CNN except as otherwise identified by EDF; and

(iii) a certificate signed by a duly authorized officer of CNN, dated as of the Transferred Interest Closing Date, certifying that all of the representations and warranties of CNN set forth in this Agreement that are qualified as to materiality are true and correct in all respects and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the Transferred Interest Closing Date (except for representations and warranties that speak as of a particular date).

(e) At the Transferred Interest Closing, EDF shall deliver the following to CNN (or cause the same to be delivered):

(i) the Purchase Price by wire transfer of immediately available funds; and

(ii) a certificate signed by a duly authorized officer of EDF, dated as of the Transferred Interest Closing Date, certifying that all of the representations and warranties of EDF set forth in this Agreement that are qualified as to materiality are true and correct in all respects and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the Transferred Interest Closing Date (except for representations and warranties that speak as of a particular date).

Section 1.4 Purchase Price Allocation.  For Tax (as defined in Section 4.1 below) purposes, the Parties will negotiate in good faith to allocate the Purchase Price among the Transferred Interest, the Transferred Sites, and the covenant contained in Section 3.7 hereof.   Within thirty (30) Days (as defined in Section 4.1 below) after the Transferred Interest Closing, EDF shall deliver to CNN and CEG a schedule proposing an allocation of the Purchase Price (the “Proposed Allocation Schedule”).   The Proposed Allocation Schedule shall be subject to the reasonable approval of CNN and CEG.   If the Parties are able to agree on an allocation of Purchase Price within thirty (30) Days of the receipt of the Proposed Allocation Schedule, then the Parties shall embody such agreement in a final allocation schedule (the “Final Allocation Schedule”).  The Parties hereby agree to file all federal, state and other Tax Returns (as defined in Section 4.1 below) required to be filed in accordance with the Final Allocation Schedule.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Parties.  Each of the CEG Parties and EDF hereby represents and warrants to the other, as of the Transferred Interest Closing, as follows:

(a) Organization.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as it is now being conducted.

(b) Due Authorization.  Such Party has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Party of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by such Party of the transactions contemplated hereby and thereby (i) are within the power and authority of such Party and (ii) have been duly authorized by all necessary action on the part of such Party.  This Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(c) Consents; No Violations.  Neither the execution, delivery or performance by such Party of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or a violation of, constitute a default under or give any third party the right to terminate or accelerate any obligation under any provision of (A) the organizational or governing documents of such Party, (B) any indenture, mortgage, loan agreement or material lease or any other material agreement to which such Party is a party or its assets are bound, (C) any material judgment, order or decree applicable to any such Party or its assets, or (D) any Law (as defined below in Section 4.1) applicable to such Party or its assets, or (ii) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity (as defined below in Section 4.1) or any other Person, except that completion of the transactions contemplated by this Agreement will require an amendment to the license application of UNE in respect of the Calvert Cliffs 3 project now pending before the U.S. Nuclear Regulatory Commission.

(d) Litigation.  There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Party’s Knowledge (as defined in Section 4.1 below), threatened against such Party, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 2.2 Representations and Warranties of the CEG Parties.  As of the Transferred Interest Closing Date, CNN hereby represents and warrants with respect to Sections 2.2(a), 2.2(c) and 2.2(d); and the CEG Parties hereby represent and warrant with respect to 2.2(b), 2.2(e) and 2.2(f), as follows:

(a) Title; No Encumbrances; Power.  CNN has good, valid and marketable title to the Transferred Interests.  The Membership Interests have been duly authorized,  validly issued and fully paid.  The Membership Interests represent fifty percent (50%) of the issued and outstanding limited liability company interests of UNE, and other than membership interests owned by EDF, there are no other authorized or outstanding securities of UNE, including options, warrants, rights, other instruments providing for the issuance or transfer of any of the equity interests in UNE or any of its Subsidiaries (as defined in Section 4.1 below).  The Transferred Interests are not subject to any Lien.  Pursuant to Section 1.1 of this Agreement, the Parties agree that the sale and purchase of the Membership Interests in accordance with this Agreement is deemed to comply with Article IX of the Operating Agreement, CNN has complete and unrestricted power and the unqualified right to convey, sell, assign, transfer and deliver the Transferred Interests to EDF and UNE and upon the consummation of the transactions contemplated hereby, EDF and UNE will acquire good and marketable title to the Transferred Interests, free and clear of any and all Liens.

(b) Subsidiaries.  UNE owns, directly or indirectly, 100% of the equity interests of the UNE Subsidiaries (as defined in Section 4.1 below).  Other than the equity interests in the UNE Subsidiaries, UNE does not own any other interests in any Person.

(c) Litigation.  Except as reported to CNN and EDF by the Board of Directors of UNE, Steven Miller, Senior Vice President and General Counsel, CENG or Debbie Hendell, Chief Counsel, UNE, to CNN’s Knowledge, and except as set forth on Schedule 2.2(c), as of the date hereof, there is no claim, action, litigation, arbitration, mediation, investigation or other proceeding, administrative, regulatory, judicial or other, by or before any Governmental Entity or other entity, body, agency, authority or organization pending or threatened involving UNE, relating to UNE or to its respective assets or to this Agreement or any of the transactions contemplated hereby.

(d) Compliance, Licenses.   To CNN’s Knowledge, UNE has conducted and is currently conducting its business in compliance in all material respects with all applicable Laws and Licenses.

(e) Tax.

(i) All material Tax Returns required to be filed by UNE have been timely filed; (i) all material Taxes (whether or not shown on such Tax Returns to be due and payable) that are due and payable have been timely paid (including all Taxes that UNE is obligated to withhold from amounts paid or payable to, or benefits conferred upon, employees, creditors and third parties); and (ii) to the CEG Parties’ Knowledge, all such Tax Returns are true, correct and complete in all material respects.  UNE has paid in full or set up reserves in accordance with U.S. GAAP (as defined in Section 4.1 below) in respect of all material Taxes for the periods covered by the Tax Returns described in this Section 2.2(e), as well as all other material Taxes that have become due or payable (including, without limitation, all material Taxes that UNE is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties).

(ii) Except as set forth in Schedule 2.2(e)(ii), UNE is not a party to, bound by or obligated under any material Tax allocation, material Tax sharing, material Tax indemnity or similar material agreement or understanding.

(iii) To the CEG Parties’ Knowledge, there are no material Liens for Taxes upon any property or assets of UNE other than statutory Liens for Taxes not yet due.

(iv) To the CEG Parties’ Knowledge, there are no outstanding agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against UNE.

(v) To the CEG Parties’ Knowledge, there are no legal proceedings pending or threatened in writing against or with respect to UNE with respect to any Tax, and there are no pending or current audits or investigations with respect to any Tax liability or Tax Return of UNE.

(vi) To the CEG Parties’ Knowledge, UNE has not participated in any reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations.

(vii) To the CEG Parties’ Knowledge, no written claim has been made that remains outstanding, by any Governmental Entity in a jurisdiction where UNE has not filed Tax Returns that UNE may be subject to taxation by that jurisdiction.

(viii) To the CEG Parties’ Knowledge, UNE has maintained the books and records required to be maintained pursuant to Section 6001 of the Code (as defined in Section 4.1 below) and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein they are required to file Tax Returns.

(ix) UNE has been, since its formation, classified as a partnership for U.S. federal income tax purposes.

(f) Related Party Transactions.  Other than the Closing Agreements (as defined in Section 4.1 below), as of the Transferred Interest Closing Date, there shall be no binding agreements or understandings of any kind between UNE or any of the UNE Subsidiaries on the one hand, and CEG and any of its Affiliates (as defined in Section 4.1 below) (other than UNE and the UNE Subsidiaries) or any of its or their respective officers, directors or employees on the other hand.

Section 2.3 Representations and Warranties of CEG.  CEG hereby represents and warrants, as of the Transferred Interest Closing Date, as follows:

(a) To CEG’s Knowledge, the IP includes all the Intellectual Property owned by CEG or any of its Affiliates (other than CENG, UNE and their respective Subsidiaries) (collectively, the “CEG IP Parties”) that is used in connection with the New Nuclear business as currently conducted.  None of the CEG IP Parties will retain any rights or claims in or to the IP or any other Intellectual Property existing as of the Closing Date used exclusively in connection with the New Nuclear business as currently conducted.

(b) The CEG IP Parties are the sole legal and beneficial owners of the IP, and EDF or UNE will acquire at the Closing all of the CEG IP Parties’ rights, title and interest in and to the IP free and clear of any and all Liens or licenses granted to third parties by the CEG IP Parties.

(c) To CEG’s Knowledge, no proceedings or actions are currently pending or threatened that might cause the IP to be opposed, cancelled, revoked, or held unenforceable.  To CEG’s Knowledge, none of the CEG IP Parties have undertaken or arranged to disclose to any third party any material confidential information, trade secrets or know-how included in the IP or any Intellectual Property exclusively used in the New Nuclear business, if any, other than to Areva NP, Inc.

(d) To CEG’s Knowledge, there are no proceedings or actions currently pending or threatened, claiming that the IP has been infringed or misappropriated.

(e) To CEG’s Knowledge, there are no proceedings or actions currently pending or threatened claiming that the exploitation of the IP or any other Intellectual Property exclusively used in the New Nuclear business, if any, by the CEG Parties infringes or misappropriates the rights of any third party and, to CEG’s Knowledge, exploitation of the IP or any other Intellectual Property exclusively used in the New Nuclear business, if any, by the CEG Parties does not infringe or misappropriate the rights of any third party.

Section 2.4 Real Property. CENG hereby represents and warrants, as of the Real Estate Transfer Dates, as follows:

(a) Real Property Rights.  CENG has transferred to UNE any and all real property rights in or to real estate (including title to or other rights to use or access the CCNP-3&4 Site), easements, private or public rights of way, and utilities required to be obtained or maintained by UNE for the development, construction and/or operation of CCNP-3&4 and any leases, subleases, contracts, permits or licenses existing as of the date hereof and appertaining to the CCNP-3&4 Site, and, pursuant to Section 3.2 below shall have transferred on the applicable Real Estate Transfer Date all Real Property Rights with respect to the NMP-3 Site and the Ginna-2 Site (as applicable) to UNE.

(b) Payment of Taxes.  Each of the CEG Parties, NMPCo (as defined below in Section 3.1(b)(i)) and GinnaCo (as defined below in Section 3.1(b)(ii)) has paid all amounts of real property taxes due (including interest and penalties) except for taxes which are not yet delinquent with respect to the Transferred Sites.

(c) Compliance with Law.  The Transferred Sites and the use thereof comply in all material respects with all applicable laws, including building and zoning ordinances and codes.  CENG, NMPCo and GinnaCo are not in default or violation of any order, writ, injunction, decree or demand of any Governmental Entity the violation of which could materially adversely affect the Transferred Sites.

(d) Litigation.  There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Entity or other agency now pending, and to the best of each of CENG, NMPCo and GinnaCo’s Knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened against or affecting CENG, NMPCo, GinnaCo or the Transferred Sites, which alone or in the aggregate, could result in a forfeiture of either of the Transferred Sites or have a material adverse effect on either the value or use of the Transferred Sites.

(e) Title.  NMPCo and GinnaCo own good fee title to the Transferred Sites, free and clear of all liens except Permitted Liens (as defined in Section 4.1 below).  Except as set forth in Schedule 2.4(e), NMPCo and GinnaCo own good and marketable fee title to any personal property which is situated at the NMP-3 Site and the Ginna-2 Site, respectively, free and clear of all liens except Permitted Liens.

(f) No Encroachments.  Any buildings on the Transferred Sites lie wholly within the boundaries and building restriction lines of the Transferred Sites, and no improvements on adjoining property encroach upon the Real Properties, and no easements or other encumbrances upon the Transferred Sites encroach upon any improvements, that would, in either case, have a material adverse effect on either the value or marketability of the Transferred Sites.

(g) Management.  No property management agreements are in effect with respect to the Transferred Sites.

(h) Condemnation.  No condemnation or taking proceeding has been commenced or, to CENG’s Knowledge, is contemplated with respect to all or any material portion of the Transferred Sites or for the relocation of roadways on land owned by NMPCo or GinnaCo, as applicable, that provides access to the Transferred Sites.

ARTICLE III

POST-CLOSING COVENANTS

Section 3.1 Transfer of NMP-3 Site and Ginna-2 Site.

(a) CENG shall use commercially reasonable efforts to obtain all Real Property Rights and, if applicable, Necessary Regulatory Approvals for the Transferred Sites and to transfer to UNE all Real Property  Rights and, if applicable, Necessary Regulatory Approvals,  with respect to the NMP-3 Site and the Ginna-2 Site as soon as reasonably possible after the date hereof, giving due regard to CENG’s right to continue operating and to decommission the present nuclear power facilities at the CCNP-1&2 Site (as defined in Section 4.1 below), the NMP-1&2 Site and the Ginna-1 Site (as each are defined in Section 3.1(b) below).  At the request of UNE, if at any time there is any Real Property Right not possessed by UNE but that is in the possession of CENG or the CEG Parties, the CEG Parties and EDF shall use their commercially reasonable efforts to cause CENG to transfer such Real Property Right to UNE or otherwise ensure that UNE is able to enjoy the full economic benefit of such Real Property Right, in each case as soon as practicable, giving due regard to CENG’s right to continue operating and to decommission the present nuclear power facilities at the CCNP-1&2 Site, the NMP-1&2 Site and the Ginna-1 Site (as each are defined in Section 3.1(b) below).  UNE shall also use its commercially reasonable efforts to provide to NMPCo and GinnaCo such real property rights in its possession as are reasonably necessary for the continued operation and the decommissioning of the present nuclear power facilities at the CCNP-1&2 Site, the NMP-1&2 Site and the Ginna-1 Site.

(b) On the Real Estate Transfer Date, CEG and EDF agree to cause CENG to transfer to UNE:

(i) Fee simple title to a site suitable for the Nine Mile Point Plant 3 (the “NMP-3 Site”) to be located on land that is now part of the existing Nine Mile Point 1 & 2 sites described in Exhibit E (the “NMP-1&2 Site”) (together with all associated Real Property Rights and, if applicable, Necessary Regulatory Approvals), such transfer of fee simple title to the NMP-3 Site being made by delivery by Nine Mile Point Nuclear Station, LLC (“NMPCo”) of a quitclaim deed substantially in the form of the Form Deed attached hereto as Exhibit K.  Each of the CENG and UNE acknowledges that a legal metes and bounds description of the NMP-3 Site does not exist as of the date of this Agreement and the CENG and UNE agree to cooperate in good faith to determine the appropriate metes and bounds description for the NMP-3 Site, giving due regard to NMPCo’s present facilities and the property on which such facilities are located (which shall not be transferred) and UNE’s plans to construct a nuclear power plant on the unimproved property of such location; and

(ii) Fee simple title to a site that could be (but which the Parties acknowledge may not be) suitable for the Ginna Plant 2 (the “Ginna-2 Site”) to be located on land that is now part of the existing Ginna site described in Exhibit F (the “Ginna-1 Site”) (together with all associated Real Property Rights and, if applicable, Necessary Regulatory Approvals), such transfer of fee simple title to the Ginna-2 Site being made by delivery by R.E. Ginna Nuclear Power Plant, LLC (“GinnaCo”) of a quitclaim deed substantially in the form of the Form Deed.  Each of CENG and UNE acknowledges that a legal metes and bounds description of the Ginna-2 Site does not exist as of the date of this Agreement and CENG and UNE agree to cooperate in good faith to determine the appropriate metes and bounds description for the Ginna-2 Site, giving due regard to GinnaCo’s present facilities and the property on which such facilities are located (which shall not be transferred).

(c) CEG and EDF agree to cause CENG and its Subsidiaries to use commercially reasonable efforts to obtain all approvals, authorizations and consents of, filings and registrations with, and notifications to, all Governmental Entities (including without limitation, the NRC with respect to the subdivision of such Site under 10 CFR § 50.83 and the United States Department of Justice and the United States Federal Trade Commission with respect to any applicable requirements of the HSR and any applicable foreign antitrust, competition or merger control laws, if necessary) required to transfer the Transferred Sites (such approvals, the “Necessary Regulatory Approvals”) and to notify UNE when such approval has been obtained.  Prior to the transfer of the Transferred Sites, all Necessary Regulatory Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods, if any, required by applicable Laws shall have expired.

(d) CEG and EDF may agree to cause CENG to direct any of the following transfers, as applicable: (i) a transfer of legal and equitable title by NMPCo and GinnaCo to a corporation or limited liability company formed by NMPCo and GinnaCo, followed by transfer by NMPCo and GinnaCo of the shares or membership interests in such company to UNE; or (ii) a transfer of legal and equitable title by NMPCo and GinnaCo to a corporation or limited liability company formed by UNE.  In connection with any such transfer or the transfers contemplated by Section 3.1(a) above, the CEG Parties and EDF shall cause CENG and its Subsidiaries to enter into reciprocal easements and/or common facilities agreements (collectively, the “Easement Agreement”) with UNE (or its designee pursuant to the preceding sentence) in form and substance reasonably satisfactory to CENG and UNE and sufficient to allow CENG and UNE, respectively, to enjoy the full economic benefit of, respectively, (x) the NMP-1&2 Site and the Ginna-1 Site and (y) the Transferred Sites.  Upon good reason, UNE may require CENG to provide a reasonable explanation of the status and current actions being taken with respect to the transfer of the Transferred Sites and, if reasonably requested to do so, the CEG Parties and EDF agree to cause CENG to provide UNE with its contemplated timetable and action plan for receipt of the remaining Necessary Regulatory Approvals to transfer the Transferred Sites.

(e) The CEG Parties, on the one hand, and EDF, on the other hand, shall each pay or cause to be paid one-half of all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the purchase and sale of the Transferred Sites.  The CEG Parties shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes, unless otherwise required by Law.

(f) If, at any time on or after the date hereof, UNE reasonably determines or is advised by outside counsel that any deed, other instrument of conveyance or transfer, assignment or assurance or other documentation or the taking of any other act is reasonably necessary or proper to vest, perfect or confirm in UNE, its successors or assigns, of record or otherwise, the title to, or Real Property Rights relating to, any of the Transferred Sites, CEG and EDF agree to cause CENG to execute and deliver, or cause to be executed and delivered, all such deeds, instruments, assignments, assurances and documents and to do all things reasonably necessary or proper to vest, perfect or confirm title to such Sites and otherwise to carry out the purposes of this Agreement if and to the extent consistent with the terms herein.

(g) If at any time on or after the date hereof CENG reasonably determines or is advised by outside counsel that any deed, other instrument of conveyance or transfer, assignment or assurance or other documentation or the taking of any other act is reasonably necessary or proper for CENG to relinquish or release, or confirm such relinquishment or release of, CENG’s title to, or liability for, any of the Sites, UNE agrees to execute and deliver, or cause to be executed and delivered, all such deeds, instruments, assignments, assurances and documents and to do all things reasonably necessary or proper for CENG to relinquish or release, or confirm such relinquishment or release of, CENG’s title to, or liability for, any of the Sites and otherwise to carry out the purposes of this Agreement if and to the extent consistent with the terms herein.

(h) EDF shall order a title commitment issued by First American Title Insurance Company (the “Title Company”) with respect to each of the Transferred Sites, including in each case legible copies of all of the instruments and documents referenced in the applicable commitment (each a “Land Title Commitment” and, collectively, the “Land Title Commitments”).  The CEG Parties will pay the cost of (i) the Land Title Commitments, (ii) a Survey (as defined in Section 4.1 below) of each of the Transferred Sites and the easements described in the Easement Agreement; (iii) a 2006 American Land Title Association (“ALTA”) title insurance policy with respect to each of the Transferred Sites with all standard exceptions deleted, providing coverage in the amount of the fair market value of the Transferred Sites to be agreed by the Parties within sixty (60) Days of the date of this Agreement and issued pursuant to the Land Title Commitments relating to the Transferred Sites (the “Title Policies”); and (iv) the following endorsements to each of the Title Policies: access, land same as survey, comprehensive (ALTA 9), separate tax lot, environmental protection lien, zoning, utility and location.

(i) From the date hereof through the date on which title to the Transferred Sites is transferred to EDF or an Affiliate of EDF, none of the CEG Parties or NMPCo or GinnaCo will perform any affirmative act that creates a Lien that is not a Permitted Lien and that remains uncured for a period of thirty (30) days from the date that any of the CEG Parties, NMPCo or GinnaCo first has Knowledge of such Lien, on any of the Transferred Sites.

(j) Each of the CEG Parties, NMPCo and GinnaCo shall, and shall cause its Affiliates to, supply customary seller/owner affidavits or other documents as may be required by the Title Company as conditions to issuance of the Title Policies (including any of the referenced endorsements thereto) and shall otherwise reasonably cooperate with the Title Company in order to ensure issuance of the same.

(k) Each of the CEG Parties, NMPCo and GinnaCo shall, and shall cause its Affiliates to ensure that (i) the Transferred Sites have adequate rights of access to dedicated public ways (and make no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights of way or easements) and are adequately served by all public utilities, such as potable water and electric distribution lines, necessary to the contemplated use and enjoyment of the NMP-3 Site (or in the case of the Ginna-2 Site, for general use); provided, however, that the Parties agree that neither CENG nor any of the CEG Parties shall have any responsibility to construct transmission lines or ensure the availability of cooling water to the Transferred Sites, and (ii) no portion of any of the Transferred Sites is part of a tax lot that also includes any real property that is not part of the Transferred Sites.

Section 3.2 Real Estate Transfer Closings.

(a) The closing of the transfer of the NMP-3 Site and any and all other transactions contemplated thereby (the “NMP-3 Site Closing”) shall occur at the office of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, District of Columbia 20005, unless another location is agreed in writing by the Parties.  The date and time at which the NMP-3 Site Closing actually occurs is hereinafter referred to as the “NMP-3 Site Closing Date.”  The NMP-3 Site Closing shall be deemed effective at 11:59 p.m. (Washington, DC time) on the NMP-3 Site Closing Date.

(b) The closing of the transfer of the Ginna-2 Site and any and all other transactions contemplated thereby (the “Ginna-2 Site Closing”, and together with the NMP-3 Site Closing, the “Real Estate Transfer Closing” ) shall occur at the office of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, District of Columbia 20005, unless another location is agreed in writing by the Parties.  The date and time at which the Ginna-2 Site Closing actually occurs is hereinafter referred to as the “Ginna-2 Site Closing Date”, and together with the NMP-3 Site Closing Date, the “Real Estate Transfer Date”.  The Ginna-2 Site Closing shall be deemed effective at 11:59 p.m. (Washington, DC time) on the Ginna-2 Site Closing Date.

(c) On each of the Real Estate Transfer Dates, CEG shall (i) file any applicable real property transfer tax forms together with payment of any amount of Transfer Tax as required by Section 3.1(e) of this Agreement; EDF will join in the execution of any such tax returns and (ii) deliver (or cause the same to be delivered) the following with respect to the NMP-3 Site or the Ginna-2 Site (as applicable) to EDF:

(i) a duly executed and acknowledged quitclaim deed;

(ii) if necessary, a customary bill of sale;

(iii) if necessary, a customary assignment of contracts for contracts covered by the definition of “Real Property Rights;”

(iv) an affidavit of CEG with respect to mechanics’ liens, rights of parties in possession and such other customary matters as may reasonably be requested by EDF’s title insurer as a condition to its issuing a title insurance policy reasonably satisfactory to EDF;

(v) a duly executed affidavit of non-foreign status under I.R.C. Section 1445. (FIRPTA);

(vi) a certified copy of resolutions of CENG, authorizing the execution, delivery and performance by CENG of this Agreement and the documents required to be delivered hereunder;

(vii) possession of the respective Transferred Site, including all keys thereto in the possession of CEG or its agents;

(viii) any (i) files, operating reports,  plans and specifications relating to the Transferred Sites (ii) other materials related to the operation of the  Transferred Sites; and (iii) the originals (or copies where originals are not available) of any contracts and the licenses and permits; and

(ix) evidence of regulatory approvals required for the transfer of the Transferred Sites.

Section 3.3 Failure to Deliver Transferred Sites. If, with respect to either of the Transferred Sites (i) CEG has not certified to EDF that it has obtained all Real Property Rights with respect to such Transferred Site, free and clear of all Liens other than Permitted Liens and except only for any rights the failure to obtain of which would not have a material adverse effect on the use of such Transferred Site, prior to the date that is eighteen (18) months following the date hereof or (ii) the applicable Real Estate Transfer Closing has not occurred prior to the second anniversary of the date hereof, then, EDF may at is option release CEG from its obligation to deliver such Transferred Site, and retain the Ginna-2 Holdback Shares and/or the NMP-3 Holdback Shares, as applicable, free of any obligation to transfer such shares to CEG hereunder.  If EDF elects to retain the Ginna-2 Holdback Shares and/or the NMP-3 Holdback Shares, as applicable, such retention election shall be the sole and exclusive remedy available to EDF, and CEG shall have no other liability to EDF for the failure to deliver (or obtain free and clear title to the Real Property Rights with respect to) the Ginna-2 Site or the NMP-3 Site, as applicable, or to cause the applicable Real Estate Transfer Closing to occur.  Notwithstanding the foregoing, EDF shall not be entitled to make the aforementioned election and retain the applicable portion of the Ginna-2 Holdback Shares and/or the NMP-3 Holdback Shares, as applicable, if EDF or any of its Subsidiaries, through rights as a member of CENG or through the exercise of the powers of directors of CENG appointed by EDF or its Subsidiaries, prevents or materially impedes CENG’s or its Subsidiaries’ ability to satisfy the requirements for the applicable Real Estate Transfer Closing to occur prior to the second anniversary of the date of this Agreement, or to satisfy the requirements of clause (i) of this Section 3.3 prior to the 18-month anniversary of the date of this Agreement.

Section 3.4 CEG Right of First Offer on Real Properties.

(a) Except in the case of a Transfer by EDF to one of its Affiliates, prior to the Transfer of the CCNP-3&4 Site (the “CCNP-3&4 Interest”), EDF must deliver a Transfer Notice to CEG at least sixty (60) Days prior to the proposed Transfer.  CEG shall have the option to purchase all of the CCNP-3&4 Interest for the cash purchase price set forth in the Transfer Notice and pursuant to the other terms and conditions set forth in this Agreement.  CEG shall have sixty (60) Days from receipt of the Transfer Notice (the “Transfer Acceptance Period”) in which to exercise its option to purchase all of the CCNP-3&4 Interest pursuant to this Section 3.4(a) by providing written notice of exercise of the option to EDF.

(b) In the event that, at the end of the Transfer Acceptance Period, CEG has not elected to purchase all of the CCNP-3&4 Interest, then EDF shall be free to consummate the transaction described in the Transfer Notice, provided, that within 90 Days after the end of the Transfer Acceptance Period, a definitive agreement is executed for the sale of the CCNP-3&4 Interest, and the terms and conditions (including price) in such agreement are no more favorable to the purchaser than those set forth in the Transfer Notice.  Prior to the execution of such definitive agreement, EDF shall not grant exclusivity to a prospective third party purchaser to the extent such grant of exclusivity would prohibit or restrict EDF from entertaining, negotiating or accepting an offer by CEG in respect of the CCNP-3&4 Interest.  In the event CEG exercises the option to purchase under Section 3.4(a), but CEG fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, EDF shall have all rights and remedies against CEG available for breach of contract.

(c) The parties shall use their reasonable efforts to close any purchase under Section 3.4 as promptly as possible after (i) CEG provides written notice of the exercise of its option under Section 3.4(a) or (ii) EDF executes a definitive agreement as contemplated by Section 3.4(b), as applicable.  At the closing, EDF shall deliver to the purchaser an executed assignment of the CCNP-3&4 Interest, and the purchaser shall deliver the purchase price in cash or immediately available funds.  EDF and the purchaser each shall execute and deliver such other documents as may reasonably be requested by the other.  If the closing of any purchase by CEG under Section 3.4(a) does not occur within one (1) year after the expiration of the Transfer Acceptance Period, then the right to close on the purchase shall lapse and EDF may sell the CCNP-3&4 Interest proposed to be Transferred in accordance with Section 3.4(b) (on terms and conditions (including price) no more favorable to the purchaser than those set forth in the Transfer Notice) as if CEG had elected not to purchase EDF’s interests.

Section 3.5 Asset Transfer Agreement.  At and as of the Transferred Interest Closing Date, EDF and UNE agree that the Transfer Agreement (as defined in Section 4.1 below) shall terminate and shall be of no further force or effect.

Section 3.6 Acknowledgment of Termination of Membership.  EDF and UNE acknowledge that, at and as of the Transferred Interest Closing Date, CNN will cease to be a member of UNE.

Section 3.7 Releases.

(a) Notwithstanding Section 9.1(d) of the Operating Agreement, which the Parties hereby waive, EDF and UNE, for themselves and their respective Affiliates, predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives (collectively, but excluding the CEG Release Parties, the “EDF Release Parties”) hereby, as of the Transferred Interest Closing Date, absolutely and irrevocably release and forever discharge the CEG Parties, together with their respective Affiliates, predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives (collectively, the “CEG Release Parties”), and the CEG Release Parties hereby, as of the Transferred Interest Closing Date, absolutely and irrevocably release and forever discharge the EDF Release Parties, other than with respect to a breach by one or more of the CEG Release Parties or one or more of the EDF Release Parties (as applicable) of this Agreement or the agreements entered into pursuant to this Agreement (including the Transition Agreements), from liability for any Losses:

(i) in each case, for the period prior to and including the Transferred Interest Closing, to the extent arising out of, or under, or relating to: (a) the operations or ownership of UNE, (b) the obligations of the EDF Release Parties or CEG Release Parties under the Operating Agreement, (c) any operations or practices of UNE, CNN or EDF that may have differed from the manner of operations or practices of UNE or either of the members thereof as provided in the Operating Agreement, (d) any other liabilities or commitments associated with UNE; and

(ii) with respect to the CEG Release Parties only, all contract termination costs associated with UNE’s operations or practices,

whether or not known now, heretofore or hereafter, whether anticipated or unanticipated, suspected or claimed, fixed or contingent, whether accrued or not and whether damage has yet resulted from such or not, which any of the EDF Release Parties or CEG Release Parties had, have or may ever have against the CEG Release Parties or EDF Release Parties, respectively, or any of them.

For the avoidance of doubt, but without prejudice to the covenants contained in this Agreement, as of the Transferred Interest Closing Date, CNN shall no longer have any obligations under the Operating Agreement or the Transfer Agreement.

(b) EDF and EDFI hereby undertake to use their commercially reasonable efforts to terminate the UNE Guarantees (as defined below in Section 4.1) below as soon as practicable after the date hereof.

Section 3.8 Non-Competition.  Each of the CEG Parties agrees (on behalf of itself and on behalf of its Affiliates) that, from and after the Transferred Interest Closing, through the date that is twenty-four (24) months after the Transferred Interest Closing, neither it nor any of its Affiliates shall, directly or indirectly, Participate in any New Nuclear (as defined in Section 4.1 below) project.  Accordingly, without limiting the generality of the foregoing, each of the CEG Parties agrees that, from and after the date hereof through the date that is twenty-four (24) months after the Transferred Interest Closing, it will not (and will cause each of its Affiliates not to), without the prior written consent of EDF, directly or indirectly: (i) solicit any Person who is a client or customer of UNE, EDF (or any of EDF’s Affiliates) for the purposes of any New Nuclear project; or (ii) engage in, Participate in or carry on any business related to a New Nuclear project; or (ii) have any direct or indirect financial interest in any Person (except for ownership of up to five percent (5%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market) that engages in any material respect in any New Nuclear project that is outside the utility rate base (or similar regulatory structure); provided that nothing in this Section 3.8 shall restrict the CEG Parties and their Affiliates in acquiring, being acquired by or merging with any Person involved in any New Nuclear project.

Section 3.9 Inadvertent Omission.

(a) In the event that the Parties identify after the Transferred Interest Closing Date any Intellectual Property (other than the IP or any commercially available software and products) that is used exclusively in connection with the New Nuclear business (the “Omitted Intellectual Property”) and that is owned by the CEG IP Parties as of the date hereof, then, as soon as practicable after written notice is provided by EDF to CEG, such Omitted Intellectual Property shall be assigned, or shall be caused to be assigned, to the assignee designated by EDF.  Until such date when the assignment of any such Omitted Intellectual Property is in effect and, to the extent applicable, recorded with any applicable Governmental Entity, the CEG IP Parties hereby grant to such assignee, as of the date hereof, an exclusive, irrevocable, royalty-free, worldwide, perpetual license in, to and under such Omitted Intellectual Property with the right to assign and sublicense such rights.  In the event the Parties identify after the Transferred Interest Closing Date any Omitted Intellectual Property that is not owned by the CEG IP Parties, the CEG IP Parties agree, upon receipt of written notice from EDF or UNE, to use commercially reasonable efforts to provide access for UNE to use such Omitted Intellectual Property on the same terms as UNE used such Omitted Intellectual Property before the Transferred Interest Closing Date.

(b) In the event that any Intellectual Property (other than the IP or any commercially available software or products) that is not used exclusively in connection with the New Nuclear business (the “Shared Intellectual Property”) is owned by the CEG IP Parties as of the date hereof and is not included in the IP then the CEG IP Parties hereby grant to UNE, as of the date hereof, a non-exclusive, royalty-free, worldwide, perpetual license in, to and under any Shared Intellectual Property (with the right to assign and sublicense such rights to Subsidiaries of UNE).  In the event that the Parties identify after the Transferred Interest Closing Date any Shared Intellectual Property that is not owned by the CEG IP Parties, the CEG IP Parties agree, upon receipt of written notice from EDF or UNE, to use commercially reasonable efforts to seek access for UNE to use such Shared Intellectual Property on the same terms as UNE used such Shared Intellectual Property before the Transferred Interest Closing Date.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Defined Terms; Interpretations.  The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Administrative Services Agreement Amendment” shall mean a duly and validly executed Amendment No. 1 to that certain Administrative Service Agreement, dated as of September 17, 2010, by and between CENG and UNE, the terms of which are set forth in Exhibit D attached hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble hereof.

“Allocated Services Agreement Amendment” shall mean Amendment No. 1 to that certain Administrative Services Agreement for Allocated Services, dated as of August 25, 2010, by and between CEG and UNE, the terms of which are set forth in Exhibit B attached hereto.

“ALTA” has the meaning set forth in Section 3.1 hereof.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement, duly and validly executed by CNN, and otherwise sufficient to vest in EDF good and valid title to the Membership Interests in the form attached as Exhibit L hereto.

“Business Day” shall mean any working day in France and the United States other than a Saturday, a Sunday or a day on which banks located in Paris, France or New York, New York, United States of America generally are authorized or required by applicable Law to close.

“CCNP-1&2” means the Calvert Cliffs Nuclear Plants 1 and 2 site described in Exhibit I hereto.

“CCNP-3&4 Site” means the Calvert Cliffs Nuclear Plants 3 and 4 site described in Exhibit G hereto.

“CEG” has the meaning set forth in the Preamble hereof.

“CEG IP Parties” has the meaning set forth in Section 2.3(a) hereof.

“CEG Parties” has the meaning set forth in the Preamble hereof.

“CEG Release Parties” has the meaning set forth in Section 3.7(a) hereof.

“CENG” has the meaning set forth in the Preamble hereof.

“Closing Agreements” shall mean the IP Transfer Agreement, the Assignment and Assumption Agreement and the Transition Agreements.

“CNN” has the meaning set forth in the Preamble hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“COL” means a combined construction and operating license granted by the NRC or the equivalent license granted by Canadian authorities.

“COLA” means a combined construction and operating license application that has been or will be filed with the NRC or the equivalent application made to Canadian authorities.

“Day” means a calendar day.

“Direct Charged Services Agreement Amendment” shall mean Amendment No. 1 to that certain Administrative Service Agreement for Direct Charged Services, dated as of August 25, 2010, by and between CEG and UNE, the terms of which are set forth in Exhibit C attached hereto.

“EDF” has the meaning set forth in the Preamble hereof.

“EDFI” has the meaning set forth in the Preamble hereof.

“EDF Parties” means EDF and EDFI.

“EDF Release Parties” has the meaning set forth in Section 3.7(a) hereof.

“Final Allocation Schedule” has the meaning set forth in Section 1.4 hereof.

“Financial Statements” shall mean the audited consolidated balance sheet of UNE and the UNE Subsidiaries as of December 31, 2009 and the related audited consolidated income statement and statement of cash flows for the annual periods then ended, including all notes thereto.

“Ginna-1 Site” has the meaning set forth in Section 3.1(b)(ii) hereof.

“Ginna-2 Holdback Shares” has the meaning set forth in Section 1.4 of the Master Agreement.

“Ginna-2 Site” has the meaning set forth in Section 3.1(b)(ii) hereof.

“Ginna-2 Site Closing” has the meaning set forth in Section 3.2(b) hereof.

“Ginna-2 Site Closing Date” has the meaning set forth in Section 3.2(b) hereof.

“Governmental Entity” shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative, governmental or regulatory body, commission or authority (including any self-regulatory organization).

“HSR” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 4.2(e) hereof.

“Indemnifying Party” has the meaning set forth in Section 4.2(e) hereof.

“Intellectual Property” shall mean all intellectual property rights anywhere in the world, whether registered or not, including all rights in and to (i) inventions (whether patentable or not), patents or utility models, (ii) know how, trade secrets and confidential information, including technical information, drawings, formulae, testing procedures and test results, project reports, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, work product associated with applications to the US Department of Energy or NRC, (iii) trade and service marks, logos and trade names, (iv) domain names, (v) copyrights, including in software, (vi) industrial designs and design patents, (vii) databases, (viii) the topography of semiconductors and mask works; in each case, together with the goodwill attaching thereto, any applications for registration and registrations of any of the foregoing.

“IP” has the meaning set forth in the Recitals hereof.

“IP Transfer Agreement” shall mean a duly and validly executed agreement, the terms of which are set forth in Exhibit H attached hereto, transferring to EDF or UNE all of CEG’s and its Affiliates’ right, title and interest in and to the IP.

“Knowledge”, with respect to each Party, shall mean the actual knowledge of any executive officer of such Party.

“Land Title Commitment” has the meaning set forth in Section 3.1(h) hereof.

“Laws” shall mean, for any Person, all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, permits, licenses, certificates of authority, judgments, decrees and bodies of law, in each case of or by any Governmental Entity, to which the Person or any of its business is subject.

“Licenses” shall mean any approval, authorization, concession, consent, registration, franchise, license, permit, concession or certificate issued by any Governmental Entity.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, defect, objection, option, proxy, voting trust, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, upon or with respect to any property or asset of such Person (including in the case of equity securities, stockholder or limited liability company agreements, voting trust agreements and all similar arrangements, other than the Operating Agreement).

“Losses” shall mean any and all claims, actions, causes of action, demands, debts, liens, contracts, agreements, promises, representations, torts, costs, legal fees, monies, obligations, judgments, damages or liabilities of any nature and kind and whether in law, equity, contract, tort or otherwise.  Any Losses shall be calculated and determined by reference to the Membership Interests being transferred under this Agreement, and shall not include, for the avoidance of doubt, any adverse effects or consequences of the initial 50% limited liability company interests of UNE owned by EDF prior to the consummation of the transactions contemplated by this Agreement.  Any diminution in value of EDF Inc.’s equity interest in CENG that results from the payment of an indemnity by CENG under this Agreement shall be deemed to be a Loss incurred by EDF.

“Master Agreement” means that certain agreement, dated as of October 26, 2010, by and between Electricité de France, S.A. and CEG.

“Membership Interests” has the meaning set forth in the Recitals hereof.

“Necessary Regulatory Approvals” has the meaning set forth in Section 3.1(c) hereof.

“New Nuclear” means activities or assets relating to the development, deployment and operation of a new nuclear power generating facility in the U.S. or Canada (other than all activities relating to NuStart as it is currently being operated) for which a COLA had not been accepted for filing by the NRC as of July 20, 2007 and which has not reached its commercial operation date.  Solely providing nuclear fuel or nuclear fuel-related services to a project does not constitute a part of New Nuclear even if the project is a New Nuclear project.

“NMP-1&2 Site” has the meaning set forth in Section 3.1(b)(i) hereof.

“NMP-3 Holdback Shares” has the meaning set forth in Section 1.4 of the Master Agreement.

“NMP-3 Site” has the meaning set forth in Section 3.1(b)(i) hereof.

“NMPCo” has the meaning set forth in Section 3.1(b)(i) hereof.

“NRC” shall mean the U.S. Nuclear Regulatory Commission or any successor agency.

“NuStart” means NuStart Energy Development, LLC, a Delaware limited liability company, of which CEG and EDF are members.  The business of NuStart includes supporting the pursuit of two COLs through the NRC.  NuStart will not construct or own nuclear power plants.

“Operating Agreement” has the meaning set forth in the Recitals hereof.

“Participation” means, with respect to a particular New Nuclear project, any direct or indirect investment, provision of services or licensing of intellectual property or know-how, and the terms “Participate” and “Participating” shall have correlative meanings.  Solely providing nuclear fuel or nuclear fuel-related services to a project does not constitute Participation in a project.

“Party” has the meaning set forth in the Preamble hereof.

“Permitted Liens” means (i) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided no such lien is in imminent danger of foreclosure and adequate reserves have been made; (ii) zoning ordinances and easements for public utilities, rights of way and other similar encumbrances that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the contemplated use of the NMP-3 Site or general uses in the case of the Ginna-2 Site; (iii) encumbrances that are in the public record, provided such encumbrances do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the occupancy of, the applicable Transferred Site or, the contemplated use of the NMP-3 Site (or general uses in the case of the Ginna-2 Site); (iv) materialmen’s liens, mechanics’ liens, and similar liens if either the underlying obligations are not more than 30 days past due or such lien is being contested in good faith, provided that no such lien is in imminent danger of foreclosure and adequate reserves have been made; (v) liens, claims, encumbrances and restrictions which will be released, or caused to be released, by the CEG Parties, NMPCo or GinnaCo as of the applicable Real Estate Transfer Date.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Proposed Allocation Schedule” has the meaning set forth in Section 1.4 hereof.

“Purchase Price” has the meaning set forth in Section 1.2 hereof.

“Real Estate Transfer Closing” has the meaning set forth in Section 3.2(b) hereof.

“Real Estate Transfer Date” means, with respect to a Transferred Site, the date that is five(5) Business Days after all of the necessary Real Property Rights and, if applicable, all of the Necessary Regulatory Approvals, have been obtained in respect of the transfer hereunder of the applicable Transferred Site (and which shall be the date  on which such Transferred Site is transferred pursuant to Section 3.1 hereof).

“Real Property Rights” means, (a) with respect to the NMP-3 Site, all rights in or to real estate (including title to or other rights to use or access the relevant Transferred Site), easements, private or public rights of way, and utilities required to be obtained or maintained by UNE for the development, construction and/or operation of the Nine Mile Point Plant 3 and any leases, subleases, contracts, permits or licenses existing as of the relevant Real Estate Transfer Date and appertaining to the NMP-3 Site, and (b) with respect to the Ginna-2 Site, such rights in or to real estate (including title to or other rights to use or access the relevant Transferred Site), easements, private or public rights of way, and utilities required to access, occupy and use the property for general purposes (using commercially reasonable efforts to take into account those that would be required to be obtained or maintained by UNE for the development, construction and/or operation of a nuclear generation facility) and any leases, subleases, contracts, permits or licenses existing as of the relevant Real Estate Transfer Date and appertaining to the Ginna-2 Site.

“Rules” has the meaning set forth in Section 4.9(a) hereof.

“Secondment Agreement Amendment” shall mean a duly and validly executed Amendment No. 1 to that certain Secondment and Assignment Agreement, dated as of January 21, 2008, by and between CENG and UNE, the terms of which are set forth in Exhibit J attached hereto.

“Subsidiary” means with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).  For the avoidance of doubt, for purposes of this Agreement, CENG shall be deemed to be a Subsidiary of CEG.

“Survey” shall mean, as to each of the Transferred Sites, an ALTA/ACSM survey thereof: (i) made in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA and NSPS in 2005, and includes Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 11(b), 13, 14, 16, 17, 18, 20, 21 and 22 of Table A thereof and such other items, if any, necessary to cause the Title Company to issue the Title Policy with the survey exceptions removed, (ii) prepared by a professional surveyor licensed in the state in which the real property is located and (iii) containing a surveyor’s certification to EDF and the Title Company that the Survey conforms to the referenced minimum standard detail requirements and classifications and such other items, if any, necessary to cause the Title Company to issue the Title Policy with the survey exceptions removed.

“Tax” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, capital stock, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add on minimum, estimated, or other tax, fee, assessment or charge of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, whether disputed or not, and including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes.

“Third Party Claim” has the meaning set forth in Section 4.2(e) hereof.

“Title Company” has the meaning set forth in Section 3.1(h) hereof.

“Title Policies” has the meaning set forth in Section 3.1(h) hereof.

“Transfer” means, when used as a noun, any direct or indirect voluntary or involuntary sale, hypothecation, pledge, assignment, attachment or other transfer, including a transfer resulting from a merger, consolidation, assignment of assets or other similar transaction, and, when used as a verb, means voluntarily or involuntarily to sell, hypothecate, pledge, assign or otherwise transfer.

“Transfer Agreement” means that certain Asset Transfer Agreement, dated as of July 20, 2007, by and between Constellation Generation Group, LLC, and UNE.

“Transferred Interests” has the meaning set forth in the Recitals hereof.

“Transferred Interest Closing” has the meaning set forth in Section 1.3 hereof.

“Transferred Interest Closing Date” has the meaning set forth in Section 1.3 hereof.

“Transferred Sites”  shall mean, collectively, the NMP-3 Site and the Ginna-2 Site.

“Transition Agreements” shall mean the Allocated Services Agreement Amendment, the Direct Charged Services Agreement Amendment, the Administrative Services Agreement Amendment, and the Secondment Agreement Amendment.

“U.S. GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“UNE” has the meaning set forth in the Preamble hereof.

“UNE Guarantees” means any guarantees in favor of UNE that will remain outstanding after the Transferred Interest Closing.

Section 4.2 Survival of Representation and Warranties; Indemnification.

(a) The representations and warranties of the Parties contained in Section 2.1 of this Agreement shall survive the Transferred Interest Closing hereunder;

(b) The representations and warranties contained in Section 2.2 hereof shall survive until the date that is eighteen (18) months after the Transferred Interest Closing; provided, however, that:

(i) the representations and warranties contained in Section 2.3 will survive until the date that is thirty-six (36) months after the Transferred Interest Closing;

(ii) The representations and warranties contained in Section 2.4 will survive until the date that is eighteen (18) months after the later to occur of the NMP-3 Site Closing and the Ginna-2 Site Closing; and

(iii) The representations and warranties contained in Section 2.2(e) will survive until the expiration of the period of the applicable statute of limitations (taking into account any tolling periods and extensions) after the Transferred Interest Closing;

(c) The CEG Parties shall jointly and severally defend, indemnify and hold harmless the EDF Release Parties from and against any and all Losses arising out of (i) any inaccuracy or breach of any representation or warranty made by any of the CEG Parties in Article II hereof, or (ii) any breach of any covenant made by any of the CEG Parties hereunder.

(d) The EDF Parties shall jointly and severally defend, indemnify and hold harmless the CEG Release Parties from and against any Losses arising out of (i) any inaccuracy or breach of any representation or warranty made by it in Article II hereof, (ii) any breach of any covenant made by it hereunder, or (iii) claims made under the UNE Guarantees.

(e) If any Person who has the right to be indemnified under Sections 4.2(c) or 4.2(d) (the “Indemnified Party”) receives notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought hereunder (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Section 4.2, the Indemnified Party shall as promptly as practicable provide the party that has agreed to indemnify hereunder (the “Indemnifying Party”) with notice in writing of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced as a result thereof.  The Indemnifying Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party; provided that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim to the extent that the Indemnified Party reasonably determines that it has defenses, claims or positions that are unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defenses).  Such defense shall be conducted through counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party shall be entitled, at its own expense, to retain separate counsel and participate in the defense of such Third Party Claim.  The Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim.

(f) In the event that (i) the Indemnifying Party fails to so assume the defense of any Third Party Claim within 30 days after receipt of notice thereof from the Indemnified Party, or (ii) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual conflicting interests between them, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which the Indemnified Party is entitled to be indemnified under this Section 4.2, such defense of such Third Party Claim shall be at the expense and for the account of the Indemnifying Party.

(g) The Indemnifying Party shall be required to obtain the prior written consent of the Indemnified Party before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof; provided that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party may, without the consent of the Indemnified Party, consent to any judgment, enter into any settlement, compromise or discharge of such Third Party Claim which by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party from all liability in connection with such Third Party Claim and that (i) does not involve any injunctive or other equitable relief which would be imposed against the Indemnified Party.

(h) The Indemnified Party shall in no event be entitled to consent to any judgment, entering into or making of any settlement, compromise or discharge of any Third Party Claim or liability in respect thereof without either (i) obtaining the prior written consent of the Indemnifying Party, or (ii) being deemed to have irrevocably waived and released any right to seek indemnification hereunder in respect of such Third Party Claim or liability in respect thereof.

(i) Maximum Recovery.  The maximum amount recoverable by the EDF Release Parties under Section 4.2(c)(i) (in respect of representations made by any of the CEG Parties in Article II (other than representations made in Sections 2.1(a)-2.1(c) and Section 2.2(a)), in the aggregate, shall be equal to sixty million United States dollars (US$60 million).

Section 4.3 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and personal representatives; provided that no Party may assign its rights or obligations under this Agreement to any Person without the prior written consent of all other Parties hereto, which consent shall not be unreasonably withheld or delayed.

Section 4.4 Entire Agreement.  This Agreement, along with the exhibits and schedules hereto, contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 4.5 Notices.  All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

(i)             if to UNE, to:

UniStar Nuclear Energy, LLC
750 East Pratt Street, 14th Floor
Baltimore, Maryland 21202
Phone: (410) 470-4455
Fax:  (443) 213-6454
Attention:  George Vanderheyden

(ii)            if to CNN, CENG or CEG, to:

c/o Constellation Energy Group, Inc.
750 East Pratt Street, 18th Floor
Baltimore, Maryland 21202
Phone: (410) 470-3011
Fax:  (410) 470-5766
Attention:  Charles A. Berardesco

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 15th Street, NW
Washington, DC 20005
Phone: (202) 879-5000
Fax:  (202) 879-5200
Attention:  George P. Stamas and Mark D. Director

(iii)          if to EDF, to:

EDF Inc.
5404 Wisconsin Avenue, Suite 400
Chevy Chase, MD 20815
Phone: (202) 744-8019
Fax: (202) 744-8049
Attention:  Alexander Daniels

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Phone: (212) 225-2000
Fax: (212) 225-3999
Attention: Neil Q. Whoriskey and Pierre-Yves Chabert

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the Parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a Party as shall be specified by like notice).  Any notice delivered by any Party hereto to any other Party hereto shall also be delivered to each other Party hereto simultaneously with delivery to the first Party receiving such notice.

Section 4.6 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 4.7 Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 4.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.9 Dispute Resolution.

(a) With the sole and exclusive exception provided for in part (b) of this Section 4.9, in the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, breach, termination or validity, each Party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement (including as to existence, breach, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules.  The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America.  The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules.  The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of law of the State of New York.  The language of the arbitration shall be English.  Evidence shall be provided in English and pleadings shall be done in English.   The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  Without limiting the authority conferred on the arbitral tribunal by this Agreement and the Rules, the arbitral tribunal shall have the authority to award specific performance.  The Parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The Parties hereby submit to the exclusive jurisdiction of the federal and state courts of the State of New York sitting in the Borough of Manhattan, and agree not to raise any objection to venue in such court, with respect to the enforcement of this Section 4.9(a) and any application to confirm, vacate or modify the decision or award of the arbitration tribunal.  The Parties agree that, once confirmed, the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found.

(b) In the event of any dispute arising out of or in connection with any Party’s failure to close or failure hereunder to abide by any of the covenants contained herein to the extent such covenants are to be performed at or prior to either the Transferred Interest Closing or either of the Real Estate Transfer Closings, the Parties acknowledge and agree that any remedy at law for any such failure would be inadequate and that each of them, respectively, will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure to close or abide by any of the  covenants contained herein to the extent such covenants are to be performed at or prior to either the Transferred Interest Closing or either of the Real Estate Transfer Closings, without any requirement on the Party demanding such specific performance, injunctive relief or other equitable remedies to post a bond or any other surety.  The federal and state courts of the State of New York sitting in the Borough of Manhattan shall have exclusive jurisdiction with respect to a request for specific performance, injunctive relief or other equitable remedies pursuant to this Section 4.9(b), and the Parties hereby submit to the jurisdiction of such courts and agree not to raise any objection to venue in such courts, this being in addition to any other remedy to which they are entitled at Law or in equity without prejudice to any other rights or remedies that may otherwise be available to such other Party.  Exercise of remedies under this Section 4.9(b) shall not preclude the exercise of remedies under Section 4.9(a) (other than remedies of specific performance under Section 4.9(a) in connection with any Party’s failure to close or failure hereunder to abide by any of the covenants contained herein to the extent such covenants are to be performed at or prior to either the Transferred Interest Closing or either of the Real Estate Transfer Closings).

Section 4.10 Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.11 Amendment and Waivers

.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  Any Party may (i) extend the time for the performance of any of the obligations or any other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (iii) waive compliance with any of the agreements of another Party or conditions to such Party's obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 4.12 Mutual Assistance.  Each of the Parties hereto agrees to use its commercially reasonable efforts to mutually cooperate and assist each other in filing any reports, notices and other filings with any Governmental Entity required to be jointly submitted by any of the Parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, and shall use its commercially reasonable efforts prepare and provide such information as may be necessary in connection with any such report, notice or other filing, including any Tax-related filings.

Section 4.13 Further Assurances.  Each of the Parties hereto shall execute and deliver such further instruments and take such additional action as any other Party may reasonably request to effect or consummate the transactions contemplated hereby.

Section 4.14 Current Agreements.  The Parties agree to work together in good faith to prepare, as promptly as practicable after the date of this Agreement, a list of all material, executed, written agreements that are in effect as of the date of this Agreement between or among (i) the EDF Parties or any of their Subsidiaries or Affiliates, on the one hand, and (ii) the CEG Parties (as defined below for purposes of this Section 4.14 only), on the other hand, as well as those between or among any of the Persons in clauses (i) or (ii) above, on the one hand, and the Joint Venture Parties (as defined below), on the other hand (the “Listed Agreements”).  Exhibit M attached hereto reflects the Parties’ good faith effort, at and as of the date of this Agreement, to identify the Listed Agreements, but such Exhibit M is not necessarily complete or accurate.  The Parties will make such revisions and supplements to the list set forth in Exhibit M as they deem necessary and appropriate to prepare the final list of Listed Agreements, as contemplated by this Section 4.14, and such final list shall not require any amendment of this Agreement.  For purposes of this Section 4.14 only, (a) “CEG Parties” shall mean CEG and its Subsidiaries and Affiliates; and (b) “Joint Venture Parties” shall mean CENG, UNE, and each of their Subsidiaries.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

CONSTELLATION NEW NUCLEAR, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Authorized Signatory

EDF INC.

By:	/s/ Jean-Pierre Benqué
Name: Jean-Pierre Benqué
Title: President

EDF INTERNATIONAL, S.A.

By:	/s/ Steven Wolfram
Name: Steven Wolfram
Title: General Counsel – Development, EDF S.A.

(With respect to Section 4.2 only)

UNISTAR NUCLEAR ENERGY, LLC

By:	/s/ Steven L. Miller
Name: Steven L. Miller
Title: Secretary

CONSTELLATION ENERGY GROUP, INC.

By:	s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Senior Vice President and Secretary

(With respect to Section 2.3, Article III and Section 4.2 only)

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:	/s/ Steven L. Miller
Name: Steven L. Miller
Title: Senior Vice President and Secretary

(With respect to Section 2.4, Article III and Section 4.2 only)